SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): June 19, 1996




                           NOVATEK INTERNATIONAL, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



                                    COLORADO
                 (State or Other Jurisdiction of Incorporation)




            0-22096                                    84-1074891
     (Commission File No.)                    (I.R.S. Identification No.)




  1401 Neptune Drive, Boynton Beach, Florida              33426
   (Address of Principal Executive Offices)             (Zip Code)




                                 (561) 736-6659
              (Registrant's Telephone Number, Including Area Code)

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

Effective June 19, 1996 the Company changed its certifying accountant to Ahearn Jasco + Company, 190 Southeast 19th Avenue, Pompano Beach, Florida 33060 from McGladrey & Pullen, 1555 Palm Beach Lakes Blvd., West Palm Beach, Florida 33401. The former accountant resigned on June 19, 1996 at the request of the Company. The decision to change accountants was approved by the Company's Board of Directors and was based upon the Company's desire to retain the Accountants formerly engaged by Medical Products, Inc. which was acquired by Novatek International Holdings, Inc. a wholly owned subsidiary of the Company.

No report of the former accountant, in the Company's past two fiscal years, or in the interim period from December 31, 1995 (the date of the last audited financial statements for the most recent fiscal year) through June 19, 1996 (the date of the resignation of McGladrey & Pullen) contained any adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. During the December 31, 1995 year end audit the Company had a disagreement with its former accountant, however the issue was resolved to the satisfaction of the accountant prior to the end of its field work. The disagreement related to the timing of the recognition of revenue in the amount of $3,000,000 for the sale of a license agreement. The Company agreed with the former accountant and did not recognize the revenue until the first quarter 1996. The Company's audit or similar committee of the board of directors, or the board of directors did not discuss the subject matter of the disagreement with the former accountant. The Company has authorized the former accountant to respond fully to the inquiries, if any, of the successor accountant concerning the subject matter of the disagreement. Other than the item described above, the Company had no other disagreements with its former accountant as to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.







ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  Financial Statements of Businesses Acquired.

None.

(b)  Pro Forma Financial Information.

None

(c) Exhibits.

16.  Letter re change in Certifying Accountant.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



Date: July 3, 1996                       Novatek International, Inc.
                                         (Registrant)


                                         By:  /s/ Frank J. Cooney
                                              ------------------------------
                                              Frank J. Cooney
                                              Chairman of the Board